UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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On June 9, 2010, Paul Huck, Senior Vice President and Chief Financial Officer of Air Products and Chemicals, Inc., gave a presentation at the J.P. Morgan Diversified Industries Conference.  Below is a transcript of the portions of the presentation related to Air Products' tender offer for all of the outstanding shares of common stock of Airgas, Inc. and expected proxy solicitation in connection with Airgas's 2010 annual shareholder meeting.  The presentation was posted for replay on June 10, 2010.

Air Products and Chemicals, Inc.
6/9/2010 - 10:45 AM ET
Speaker ID 22

Air Products and Chemicals, Inc.

June 9, 2010
10:45 AM ET

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Paul Huck:	Now what I'd like to briefly review is the Airgas offer for us and where we stand with that. You see a slide here which you've probably seen before. It hasn’t changed a whole lot.

We think that we have a very good offer at the $60 a share.  A large premium of 38% to the undisturbed price of Airgas the day before the transaction.  We would expect this to be a very accretive transaction to Air Products, an area in which we bring substantial cost savings and synergies into it, things which are under our control, and for which we have the financing in place and committed to at this point in time.

We've also made a lot of progress on the regulatory issues.  We understand them.  We don't have a lot of -- there is not a lot on the overlap side between Air Products and Airgas.  About 10% of the business is overlap.  We are prepared to do the things which we need to do to address that with the FTC.  But 90% is packaged gases, which we are not in.  And so we do not have overlapping.

When we look at the logic sitting behind this transaction, we think that the logic for this is strong and that first the premium should be compelling to Airgas share holders by themselves.

When you look at it from the standpoint of Air Products' shareholders, what are we left with?  Well we are left with what I think is a much stronger and much better company.  We would create one of the largest leading industrial gas companies in the world.  It would be the largest within North America with the best access to markets, the best coverage from a sales standpoint, and diversified across the geography and the distribution channels.

The combination of skills here is also very unique.  Air Products brings the skills which we have as far as from a large company with the engineering side, the operations side, the running the back office side, the SAP skills and stuff like that.  Airgas brings packaged gas skills which they have.  And we think that is a unique application, a unique combination which really is set to deliver a lot of value for us.

We also think it occurs at the right time for this transaction.  Airgas is currently in the process of bringing an SAP.  We've already been through that.  We understand that.  We think we can do that better just by the nature of the experience which we have.

They're also looking to go international.  At this point in time they don't have -- and they do not have the infrastructure out there.  We offer the instant infrastructure to bring the packaged gas and start consolidation in places like China and India and things like that, which we think is really a great opportunity for us.

Air Products and Chemicals, Inc.
6/9/2010 - 10:45 AM ET
Speaker ID 22

If we look at the path forward, and you've seen these things also, the new thing here is on the regulatory process.  I'm happy to report that we are on track.  We would expect to get approval for the transaction in the summer.

And as we look at this, we have made the proposals for their shareholder's meeting, so we're taking it directly to the shareholders of Airgas for this.  We are committed to see this through.  We think that we have the winning offer here.  We believe that we are well positioned in this thing and that we can provide the most value to the shareholders of Airgas.

However, should someone chose to outbid us, should someone get the price going up real, real high, we're also not prepared to pay just any price.  I like Air Products without Airgas.  I like Air Products without Airgas.  I do not need to do this transaction.  This is not a must have.  It is a very nice thing to have.  It is strategic.  It is a good thing for us to do.  But I don't need this to survive.  And I will survive very well without it, and we'll continue very well without it.  And so we are committed to do that.

The other thing which we are committed to do as we go through this transaction is to maintain our investment grade.  And so we are willing to take this down to a triple B, but that a quick return to A is certainly within our sights as we look at the cash generation of the two companies going ahead and to maintain the policy on paying a dividend for the Company, which is to pay 30% to 40% of our earnings out every year to the share holders in the form of dividends.

If you then take a look at the proposals which we have, we have our board statement out there for three people, independent directors.  They are -- we believe that they are -- well, not believe.  They are not beholden by us.  The thing which we want is we wanted people who had been in these types of situations before, who had seen these things.

We have directors out here we think are independent and will do the right things for the Airgas share holders.  That's all we ask of them to do.  And Air Products will stand by its case of value which you can make to the Airgas shareholders.  So we want them to be tied to the Airgas shareholders and not to Air Products.

And amend the bylaws on director eligibility.  Very simply, the thing in which we are doing there is we don't want them to be able to appoint those directors who fail for election right back to the board.  But we think -- and the CEO ought to be able to come back on the board, but he can't come back as chairman.

To move the meeting up for the second move of this, we think -- what we're trying to do is to shorten the process and to bring this to a head and make this election really something which gives them a chance -- a referendum on the Air Products offer for that thing.

If we look at the Air Products opportunity here, the basic opportunity sitting in industrial gas is still very firm.  Stable, long-term contracts, consistent growth, good returns on capital.  Lots of opportunities for us.  You can read the things which we have here.

Our goals remain the same, and we think they are very achievable on double-digit earnings growth.  Looks very solid as we look to the future here.  Continuing we are well in excess of our cost to capital and continuing to improve upon that and make that margin greater and bigger every year.

Air Products and Chemicals, Inc.
6/9/2010 - 10:45 AM ET
Speaker ID 22

And we think Airgas actually adds to those opportunities for us.  We see that as an and for us and something which is a great opportunity for us.  But we are well positioned to achieve our goals and well positioned for long-term value creation with or without the Airgas transaction.

With that, the end of my prepared remarks and I'll take any questions you may have.  Question down here?

Unidentified Participant:
Thanks.  Two questions.  One on the Airgas synergy estimate.  If there were to be estimates of bigger synergies, where do you think those buckets would be?  Where could you conceivably see higher numbers once you see the books, once you speak with Airgas management in a more cooperative manner, number one.

And number two, what have your customers said so far on the prospect of the two of you merging?  Obviously you don't have, like you said, a great overlap, but I'm guessing that certain customers have needs for packaged gas and for bulk.  What have they said initially in response to your offer?

Paul Huck:
Okay.  On the availability of being able to say more, I mean there are things in which they could show us about their books about how much they spend in certain areas.  We've made an assumption about that.  We have tried not to be overly aggressive in those areas so if they show us things -- I think that's probably -- just being able to see the books would certainly help us with that.

On the customer base, certainly one of the things in which we're trying to look at here is the ability to access a broader range of customers.  So it's more about some of the customers which -- in the access on the Airgas side.  They are markets which we really don't address as much within the United States.  Like pharmaceutical, hospital markets, analytical markets where a lot of their purchases are in packaged gases, and they look to bundle the packaged gas and the bulk products together.  So it's really access to a broader range of customers for us.

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